EXHIBIT 5.1

Cooley Letterhead

Chadwick Mills T: +1 650 843 5654 cmills@cooley.com

January 6, 2023

Geron Corporation

919 East Hillsdale Boulevard, Suite 250

Foster City, California 94404

Ladies and Gentlemen:

We have acted as counsel to Geron Corporation, a Delaware corporation (the “Company”), in connection with sale of up to (i) 68,007,741 shares of its common stock, par value $0.001 (including up to 12,131,444 shares that may be sold pursuant to the exercise of an option to purchase additional shares) and (ii) pre-funded warrants (the “Warrants”) to purchase up to 25,000,000 shares of common stock of the Company (the “Warrant Shares”), pursuant to a Registration Statement on Form S-3 (File No. 333-269111) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by the Company under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in the Registration Statement (the "Base Prospectus"), and the prospectus supplement dated January 5, 2023, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus, the "Prospectus").

In connection with this opinion, we have examined and relied upon the (a) the Registration Statement and Prospectus, (b) the form of Warrant to be filed as an exhibit to a Current Report on Form 8-K, (c) the Company’s certificate of incorporation and bylaws, each as currently in effect, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

With regard to our opinion regarding the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, antidilution adjustments to outstanding securities of the Company, cause the Warrants to be exercisable for more shares of the Company's common stock than the number then available for issuance by the Company. Further, we have assumed the exercise price of the Warrants will not be adjusted to an amount below the par value per share of the Company’s common stock.

With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i)
Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without

Cooley LLP 3 Embarcadero Center 20th Floor San Francisco, CA 94111-4004
t: (415) 693-2000 f: (415) 693-2222 cooley.com

limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.
(ii)
Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.
(iii)
We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv)
We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Warrants.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware, and, as to the Warrants constituting valid and legally binding obligations of the Company, the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares, when sold and issued against payment therefor in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable, (ii) the Warrants, when duly executed by the Company and delivered to the purchasers thereof against payment therefor as described in the Registration Statement and the Prospectus, will be valid and legally binding obligations of the Company, and (iii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Cooley LLP 3 Embarcadero Center 20th Floor San Francisco, CA 94111-4004
t: (415) 693-2000 f: (415) 693-2222 cooley.com

Very truly yours,

Cooley LLP

By: /s/ Chadwick Mills

Chadwick Mills

Cooley LLP 3 Embarcadero Center 20th Floor San Francisco, CA 94111-4004
t: (415) 693-2000 f: (415) 693-2222 cooley.com